Exhibit 15.1

Unit 1304, 13/F., Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong

香港紅磡德豐街22號海濱廣場二期13樓1304室

Tel : (852) 2126 2388      Fax: (852) 2122 9078

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

China Ceramics Co., Ltd.

We hereby consent to the incorporation by reference in the Registration Statements of China Ceramics Co., Ltd. (the “Company”) on Form F-3 (File No. 333-206516), Form F-3 (333-224302), and Form S-8 (333-219005), respectively, of our report dated May 4, 2018, with respect to our audits of the consolidated financial statements as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017, which appears in this Annual Report on Form 20-F of the Company for the year ended December 31, 2017.

/s/ Centurion ZD CPA Limited

Centurion ZD CPA Limited

Hong Kong, China

May 4, 2018